Exhibit A

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of April 17, 2025 (this “Agreement”), is between Pani Corp. and Petros Panagiotis Panagiotidis (together, the “Joint Filers”). In accordance with Rule 13(d)-1(k) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Joint Filers hereby agrees to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) on its behalf with respect to common shares, par value $0.001 per share, of Robin Energy Ltd. and that this Agreement may be included as an exhibit to such joint filing.

Each of the Joint Filers further agrees that each Joint Filer is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto insofar as it relates to such Joint Filer’s obligation under Section 13(d) of the Exchange Act, and for the accuracy and completeness of the information concerning such Joint Filer contained therein, provided, however, that no Joint Filer is responsible for the accuracy or completeness of the information concerning the other Joint Filer, unless such Joint Filer knows or has reason to believe that such information is inaccurate. Each Joint Filer shall be entitled to file, separately from the other Joint Filer, any amendments to the information concerning such Joint Filer that it shall deem necessary or desirable.

This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 17th day of April, 2025.

PANI CORP.

By:	/s/ Andreas Avgousti
	Name:	Andreas Avgousti
	Title:	Director

/s/ Petros Panagiotis Panagiotidis
Petros Panagiotis Panagiotidis